                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:


[ ] Preliminary proxy statement             [ ] Confidential, For Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[X] Definitive proxy statement

[ ] Definitive addition materials

[ ] Soliciting material under Rule 14a-12

                                 IGO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 IGO CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] No Fee Required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:_____________

(2) Aggregate number of securities to which transactions applies:_______________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________

(4) Proposed maximum aggregate value of transaction: ___________________

(5) Total fee paid: __________________

[ ] Fee paid previously with preliminary materials: __________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid: __________________

(2) Form, schedule or registration statement no.: __________________

(3) Filing party: __________________

(4) Date filed: __________________

                                 IGO CORPORATION
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  June 1, 2000

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IGO CORPORATION, a Delaware corporation, will be held on Thursday, June 1, 2000 at 2:00 p.m., local time, at the Residence Inn by Marriott located at 9845 Gateway Drive, Reno, Nevada 89511, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the appointment of Deloitte & Touche LLP as iGo's independent auditors for the fiscal year ending December 31, 2000.

     3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 7, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                                          Very truly yours,


                                                          Mick Delargy
                                                          Secretary

Reno, Nevada
April 21, 2000

                                    IMPORTANT
                                    ---------

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

                                 IGO CORPORATION
                        ________________________________

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING


General

    The enclosed proxy is solicited on behalf of the Board of Directors of iGo Corporation for use at the Annual Meeting of Stockholders to be held Thursday, June 1, 2000 at 2:00 p.m., local time, or at any postponement or adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Residence Inn by Marriott located at 9845 Gateway Drive, Reno, Nevada 89511. The telephone number at the Residence Inn by Marriott is (775) 853-8800. iGo's principal executive offices are located at 9393 Gateway Drive, Reno, Nevada 89511, where its telephone number is (775) 746-6140.

    These proxy solicitation materials and our Annual Report were mailed on or about April 24, 2000 to all stockholders entitled to vote at the Annual Meeting.

    THE COMPANY SHALL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF THE ANNUAL REPORT ON FORM 10-K TOGETHER WITH THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE ANNUAL REPORT UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO IGO CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICES, ATTENTION:
MICK DELARGY, CHIEF FINANCIAL OFFICER.

Record Date

    Stockholders of record of the iGo's common stock at the close of business on April 7, 2000 are entitled to notice of, and to vote at, the Annual Meeting. At the April 7, 2000 record date, 20,558,237 shares of common stock were issued and outstanding.

Revocability of Proxies

    Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to iGo (Attention: Mick Delargy, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

    Holders of shares of common stock are entitled to one vote per share on all matters.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of iGo's transfer agent. The Inspector will also determine whether or not a quorum is present. The affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for ratification of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. iGo believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

    The cost of soliciting proxies will be borne by iGo. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

Deadline for Receipt of Stockholder Proposals for 2001 Annual Meeting

    Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals of stockholders of iGo that are intended to be presented by such stockholders at our 2001 Annual Meeting of Stockholders must be received by us no later than December 26, 2000 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL NO. 1:

                              ELECTION OF DIRECTORS

Nominees

    A board of four directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Management's four nominees named below, all of whom are currently directors of iGo.

    In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is expected that all nominees will be able and willing to serve as directors. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until such director's successor has been elected and qualified.


    The names of the nominees, and certain information about them as of March
31, 2000, are set forth below:

Name                         Age         Position
----                         ---         --------
Ken Hawk.................    36          Chairman of the Board, President, Chief
                                         Executive Officer and Chief Energizing Officer
Darrell Boyle (1)........    51          Director
David Callard (2)........    61          Director
Peter Gotcher (1)(2).....    40          Director
______________

(1) Member of Compensation Committee.
(2) Member of Audit Committee.

    Ken Hawk is the founder of iGo and has served as Chairman of our Board of Directors, President, Chief Executive Officer and Chief Energizing Officer since our incorporation in March 1993. Mr. Hawk was the Multimedia Product Manager for Windows at Microsoft Corporation from June 1992 until September 1992 and ran North American Operations for Venture Manufacturing Singapore from November 1988 until September 1991. From June 1986 until November 1988, he served as Silicon Valley District Sales Manager for Silicon Systems, Inc., a subsidiary of TDK. Mr. Hawk holds a B.S. in electrical engineering from the University of Michigan and an M.B.A. from Stanford University.

    Darrell Boyle has served as a member of our Board of Directors since January 1997. Mr. Boyle has served as President of Trailblazer Consultants since October 1994. From March 1990 to September 1994, he served as the senior marketing executive for the Graphics Business Unit of Microsoft Corporation. Mr. Boyle holds a B.S. in business administration from the University of Colorado and an M.B.A. from Capital University.

    David Callard has served as a member of our Board of Directors since June 1996. Mr. Callard has served as the President of Wand Partners Inc. since January 1991. From 1972 to 1989, he served in various capacities with Alex. Brown & Sons Incorporated, including those of Director, Managing Director and General Partner. Mr. Callard holds an A.B. from Princeton University and a J.D. from New York University School of Law. He also serves on the boards of directors of Panorama Trust, Information Management Associates, Inc. and SkyMall, Inc.

    Peter Gotcher has served as a member of our Board of Directors since October 1998. Mr. Gotcher has served as a Venture Partner with Redpoint Ventures since October 1999 and Institutional Venture Partners since January 1997. Mr. Gotcher founded and served as President and Chief Executive Officer of Digidesign Inc. from October 1983 until its merger with Avid Technology, Inc. in January 1995, after which he served as the General Manager of Digidesign and Executive Vice President of Avid until May 1996. Mr. Gotcher holds a B.A. in English literature from the University of California at Berkeley. He also serves on the Board of Directors for Avid Technology, Inc.

Board Meetings and Committees

    Our Board of Directors held a total of five meetings during 1999, including meetings held by conference telephone call but excluding actions taken by unanimous written consent. Our Board of Directors currently has an Audit Committee and a Compensation Committee. The Audit Committee consists of Mr. Callard and Mr. Gotcher. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, makes inquiries about the scope of audit and other services by our independent auditors, makes inquiries about the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of those audits. The Audit Committee held no meetings separate and apart from our Board of Directors meetings during 1999. The Compensation Committee consists of Mr. Boyle and Mr. Gotcher. The Compensation Committee makes recommendations to the Board of Directors regarding our stock plans and the compensation of officers. The Compensation Committee held one meeting during 1999. During 1999, each of our directors attended at least 75% of the meetings of the Board and the committees, if any, on which he served during the year.

Director Compensation

    Our non-employee directors are reimbursed for expenses incurred in connection with attending Board and Committee meetings but, except as described in this paragraph, are not compensated for their services as Board or Committee members. In the past, we have granted Mr. Boyle and Mr. Gotcher, both non-employee directors, options to purchase our common stock pursuant to the terms of our Amended and Restated 1996 Stock Option Plan. Mr. Gotcher's option was granted in October 1998 and represented the right to purchase 143,628 shares of our common stock at an exercise price of $0.20 per share. Mr. Boyle was granted an option to purchase 60,000 shares of our common stock at an exercise price of $0.0445 per share in January 1997, and another option to purchase 60,000 shares of our common stock at an exercise price of $3.97 per share in July 1999. All of Mr. Boyle's and Mr. Gotcher's options have been exercised. However, the shares purchased upon exercise of their options are subject to a right of repurchase held by iGo in the event that their relationship with iGo terminates prior to the lapse of the repurchase right. iGo's repurchase right on these shares lapses ratably over a four-year period from approximately the date of grant. Both employee and non-employee directors are eligible to receive options to purchase our common stock pursuant to the terms of our Amended and Restated 1996 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

    None of the members of the Compensation Committee is currently, or has ever been at any time since our formation, one of our officers or employees. No member of the Compensation Committee serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more officers serving as a member of our Board of Directors or Compensation Committee.

Recommendation of the Board of Directors

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED
ABOVE.


                                 PROPOSAL NO. 2:

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed Deloitte & Touche LLP, independent auditors, to audit our consolidated financial statements for the fiscal year ending December 31, 2000, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

    Deloitte & Touche LLP has been engaged since January 1999 and audited our financial statements for fiscal years 1996 through 1999. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

Recommendation of the Board of Directors

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE PROPOSAL.

                                OTHER INFORMATION

                             COMMON STOCK OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of iGo's common stock as of March31,2000 as to (i) each person who is known by us to beneficially own more than five percent of the Company's common stock, (ii) each of our directors, (iii)each of the executive officers named in the Summary Compensation Table beginning on page 8, and (iv)all directors and executive officers as a group.

    Except as otherwise noted, the address of each person listed in the table is c/o iGo Corporation, 9393 Gateway Drive, Reno, Nevada 89511. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of any other person. To our knowledge, except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

    The percent of beneficial ownership for each stockholder is based on 20,550,691 shares of common stock outstanding as of March 31, 2000. An "*" indicates ownership of less than 1%.

                                                                                 Number of Shares          Percentage of Shares
Name and Address                                                                Beneficially Owned             Outstanding
----------------                                                                ------------------         --------------------
Ken Hawk (1)................................................................           4,313,012                    21.0%
Institutional Venture Partners (2)..........................................           3,303,150                    16.1%
   3000 Sand Hill Road, Bldg. 2, Ste. 290
Wand/Power Express Investments I L.P........................................           3,147,000                    15.3%
   630 Fifth Avenue, Ste. 2435
John Mackall (3)............................................................           1,300,140                     6.3%
   1332 Anacapa Street, Ste. 200
Darrell Boyle (4)...........................................................             159,672                  *
David Callard (5)...........................................................           3,147,000                    15.3%
   630 Fifth Avenue, Ste. 2435
Peter Gotcher (6)...........................................................             257,642                     1.3%
All directors and executive officers
   as a group (7 persons) (7)...............................................           8,310,726                    40.2%

-------------------
                                      -5-

(1) Includes 182,150 shares held by Mr. Hawk as Trustee of the Kenneth W. Hawk Grantor Retained Annuity Trust Dated October 4, 1999. Excludes 236,794 shares held by Charles R. Wilmoth, Trustee of the Alexandra Lauren Hawk Trust dated the 13th Day of September, 1999, over which shares Mr. Hawk exercises no voting or dispository control.

(2) Represents 3,237,840 shares held by Institutional Venture Partners VIII, L.P., 39,312 shares held by IVM Investment Fund VIII, LLC, 12,258 shares held by IVM Investment Fund VIII-A, LLC and 27,240 shares held by IVP Founders Fund I, L.P.

(3) Includes 62,640 shares held by Santa Barbara Bank & Trust as Trustee for John R. Mackall SEPP-IRA over which Mr. Mackall exercises voting and investment control.

(4) Represents shares held by Robert Darrell Boyle and Lauren Reeves Boyle, or their successor(s), Trustees UTA dated August 26, 1994, as amended. Includes 72,500 shares which as of March 31, 2000 remain subject to our right of repurchase, which right lapses over time.

(5) Represents shares held by Wand/Power Express Investments I L.P. Mr. Callard is a director of our company and the President of Wand (Power Express) Inc., the general partner of Wand/Power Express Investments I L.P. Mr. Callard disclaims beneficial ownership of shares held by this entity, except for his proportional interest arising from his partnership interest in such fund.

(6) Excludes all shares held by Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC, IVM Investment Fund VIII-A, LLC and IVP Founders Fund I, L.P. Mr. Gotcher is a venture partner of Institutional Venture Partners and a director of our company. Mr. Gotcher exercises no voting or dispository control over the holdings of such funds. Includes 92,760 shares which as of March 31, 2000 remain subject to our right of repurchase, which right lapses over time.

(7) Includes shares described in footnotes 1, 4, 5 and 6. Also includes an aggregate of 142,662 shares issuable upon exercise of an option held by an executive officer exercisable within 60 days of March 31, 2000, all of which shares were subject to our right of repurchase as of March 31, 2000, which right lapses over time.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the compensation received by (i) our Chief Executive Officer, and (ii) the other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 1999 who received combined salary and bonus in excess of $100,000 during fiscal 1999, and the compensation received by each such individual for iGo's prior fiscal year.


                           SUMMARY COMPENSATION TABLE
                                                                                                       Long-Term
                                                                                                     Compensation
                                                                  Annual Compensation                   Awards
                                                           ----------------------------------        -------------
                                                                                       Other
                                                                                       Annual          All Other
                                                                                       Compen-         Securities        Compen-
                                              Fiscal       Salary          Bonus       sation          Underlying        sation
Name and Principal Position                    Year         ($)             ($)        ($)(1)          Options(#)        ($) (2)
---------------------------                    ----         ---             ---        ------          ----------        -------
  Ken Hawk                                     1999        $190,000       $40,000        --                  --              --
  Chairman, President, Chief                   1998        $150,000       $ 1,450        --                  --              --
  Executive Officer and Chief
  Energizing Officer

  Robert Bauer (3)                             1999        $140,000       $54,500        --             240,000            $7,800
  Former Vice President, Sales and
  Marketing


  Lou Borrego (4)                              1999        $110,000       $18,727        --                  --                --
  Former Vice President of                     1998         $75,000       $12,028        --              75,000                --
  Operations


----------------
(1) The value of perquisites or personal benefits is not included in the amounts disclosed if, in the aggregate for any named individual, they did not exceed the lesser of either $50,000 or ten percent of total salary and bonus reported for such individual in the Summary Compensation Table. Through our standard package of medical insurance, executive officers and all other iGo employees have $15,000 in coverage amount of term life insurance. Our insurance provider does not segregate amounts payable for this life insurance coverage from our aggregate premiums for medical coverage and, accordingly, we cannot attribute a specific dollar value to any premiums associated with such life insurance coverage.

(2)   Represents a housing allowance paid to Mr. Bauer during fiscal 1999.

(3) Mr. Bauer commenced employment with iGo on January 4, 1999 and resigned from his position effective on December 30, 1999.

(4) Mr. Borrego resigned from his position with iGo effective on March 1, 2000.

       The following table sets forth information for the named executive officers with respect to grants of options to purchase iGo common stock made during the fiscal year ended December 31, 1999.

                       STOCK OPTION GRANTS IN FISCAL 1999

                                                  Individual Grants (1)
                               ----------------------------------------------------------
                                                                                                         Potential
                                                                                                    Realizable Value at
                                                % of Total                                            Assumed Annual
                               Number of         Options                                            Rates of Stock Price
                               Securities      Granted to                                             Appreciation for
                               Underlying     Employees in      Exercise                           10-Year Option Term($)(3)
                                Options          Fiscal         Price         Expiration          --------------------------
Grantee Name                   Granted (#)       Year (2)       $/Sh.            Date                 5%              10%
------------                   -----------       --------       -----            ----                ---             -----
Ken Hawk................               --             --            --            --                 --                 --

Robert Bauer (4)........          240,000          30.8%         $0.20        01/04/09            $30,187            $76,500

Lou Borrego.............               --             --            --            --                 --                 --

--------------
(1) Consists of a stock option granted pursuant to our stock option plan. The listed option was fully exercisable when granted but subject to a repurchase right held by iGo which lapses as the rate of 25% after on year and 2.08% each month thereafter until it has completely lapsed after four years so long as the optionee remains an employee with, consultant to or director of iGo. The maximum term of each option granted is ten years from the date of grant. The exercise price reflected is equal to the fair market value of the stock as determined by the Board of Directors on the date of grant and does not take into account subsequent accounting adjustments made based upon deemed fair values determined in hindsight.

(2) Based on an aggregate of 780,324 options granted to employees of iGo during the fiscal year ending December 31, 1999.

(3) These amounts represent certain assumed rates of appreciation for a given exercise price only. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock. Potential realizable values are (i) net of exercise price before taxes, (ii) based on the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term and (iii) based on the assumption that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. As note above, the exercise price was based upon the Board's determination of fair market value on the date of grant exclusive of any subsequent accounting adjustments made based upon deemed fair values determined in hindsight. Please note that the value actually realized will be based upon the difference between the exercise price paid for the shares and the price at which the shares are sold.

(4) Following his resignation, Mr. Bauer exercised his option as to 60,000 shares on February 10, 2000, on which date the fair market value of such shares was $9.125 per share. His option was then terminated as to all unexercised shares.

     The following table sets forth information for the named executive officers with respect to exercises of options to purchase iGo common stock curing the fiscal year ended December 31, 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                        Number of Securities
                                                                       Underlying Unexercised            Value of Unexercised
                                                                         Options at Fiscal               In-the-Money Options
                                Shares                                        Year-end                 at Fiscal Year-end ($)(1)
                              Acquired on           Value                 (#)(Exercisable/                   (Exercisable/
 Name                        Exercise (#)       Realized ($)               Unexercisable)                    Unexercisable)
--------------------         ------------       ------------           -----------------------        ---------------------
Ken Hawk                           --              --                         -- / --                          $0 / $0

Robert Bauer (2)                   --              --                       240,000 / 0                     $2,127,00/ $0

Lou Borrego (3)                  10,002           $154,586(4)               109,998 / 0                      $980,299/ $0

--------------

(1) Represents the difference between the fair market value of the shares underlying options at December 31, 1999 and the exercise price of such options. The fair market value of iGo's common stock at the close of business on December 31, 1999 was $9.0625 per share.

(2) Mr. Bauer's option was fully exercisable at fiscal year-end but subject to certain repurchase rights held by iGo. In connection with his resignation, he exercised his option as to 60,000 shares in February 2000, which iGo waived its right to repurchase, and all other shares originally subject to his option terminated and reverted to iGo's stock option plan reserve.

(3) Mr. Borrego's options were fully exercisable at fiscal year-end but subject to certain repurchase rights held by iGo. He exercised his options fully in January 2000, and in connection with his March 3, 2000 resignation, iGo waived its right to repurchase all but 46,259 of Mr. Borrego's shares. All repurchased shares reverted to iGo's stock option plan reserve.

(4) Represents the difference between Mr. Borrego's exercise price of $0.0445 per share and the fair market value of $15.50 on November 4, 1999, the date of exercise. Please note that the value actually realized by Mr. Borrego will be based upon the difference between his exercise price and the price at which he sells the shares.

CHANGE OF CONTROL AGREEMENTS

     We have entered into change of control agreements with our executive officers and those non-employee directors who hold stock options. In the event of a change of control (as defined in the agreements), the unvested portion of any outstanding stock options issued to our non-employee directors and to Mick Delargy, our Senior Vice President and Chief Financial Officer, will be accelerated and our repurchase right, if any, applicable to any common stock held by them will immediately lapse. With respect to all other executive officers, in the event that their employment with us is terminated without cause within twelve months following a change of control, one year of vesting on the unvested portion of any outstanding stock options issued to such officers will be accelerated, and a similar proportion of our repurchase right, if any, applicable to any common stock held by them will immediately lapse.

     The change of control agreements provide that if the acceleration of vesting or lapse of any applicable repurchase option would cause the transaction resulting in the change of control not to be eligible for accounting treatment as a "pooling of interests," then any applicable vesting will not accelerate and any applicable repurchase options will not lapse.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for the following:

     o any breach of their duty of loyalty to the corporation or its stockholders;

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     o any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our rights, arising out of such person's services as a director or executive officer to us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to our executive officers during fiscal 1999. Actual compensation paid during fiscal 1999 to the named executive officers is shown in the Summary Compensation Table.

COMPENSATION PHILOSOPHY

     iGo operates in an extremely competitive and rapidly changing industry. We believe that the compensation programs for our executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the company and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Board's objectives are to:

     o Provide a competitive total compensation package that takes into consideration the compensation practices of companies with which the Company competes for executive talent.

     o Provide compensation opportunities that are linked to achievement of financial, organization, management, and/or individual performance goals.

     o Align the financial interests of executive officers with those of stockholders by providing executives with an equity stake in the Company.

     The compensation program for the Company's executive officers consists of the following components base salary, cash bonuses and equity incentives.

BASE SALARY

     The Board of Directors approved the Compensation Committee's recommendations of fiscal 1999 salaries for the Chief Executive Officer and other executive officers of iGo. Base salaries were established by the Compensation Committee based upon competitive compensation data, an executive's job responsibilities, level of experience, individual performance and contribution to the business. In making base salary decisions, the Committee exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor. The Committee based its recommendation of Mr. Hawk's salary on both his individual performance and the salaries paid to chief executive officers of peer companies, taking into account size and growth rate of the company, the industry, the individual's experience level and the particular responsibilities of the position.

CASH BONUSES

     Quarterly incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the compensation of each executive officer should be contingent upon the individual contribution of each executive officer as well as the overall performance of the company. To carry out this philosophy, we have implemented a variable compensation bonus plan, which compensates officers in the form of quarterly cash bonuses. During the fiscal year, the executive officers were eligible for quarterly incentive bonuses, calculated by the Committee as a percentage of the officers' base salary. The Committee established target bonuses for each executive officer based on a percentage of the officer's base salary. The target level of bonuses that the executive officers were eligible to receive varied from 10% to 25% of base salaries. The bonus plan is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific company, team, individual and, in certain cases, product category-based performance objectives.

     The performance targets for each executive officer other than the Chief Executive Officer are determined by officer and the Chief Executive Officer and ratified by the Committee. The performance targets for the Chief Executive Officer are determined by the Committee. The Chief Executive Officer evaluates the performance of the other executive officers and determines their performance rating based upon the results of his evaluation, which rating and resulting bonus is then ratified by the Committee. The Committee establishes the Chief Executive Officer's performance rating and resulting bonus, which is then recommended to the full Board of Directors for approval.

     The bonus received by Mr. Hawk during fiscal 1999 related principally to performance during the prior fiscal year. Subsequent to the close of fiscal 1999, in recognizition of the company's performance during the year (which included achieving gross revenue targets and completing our initial public offering), the Committee recommended and Board approved a bonus in the full target amount for Mr. Hawk.

EQUITY INCENTIVES

     The executive officers are provided with long-term incentive compensation through grants of options to purchase iGo's common stock. The goal of the stock option incentive program is to align the interests of executive officers with those of our stockholders and to provide each executive officer with a significant incentive to manage from the perspective of an owner with an equity stake in the business. It is our belief that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods, generally over four years, that encourage key executives to continue in employ of iGo. The Board considers the grant of each option subjectively, reviewing factors such as the individual performance, the anticipated future contribution toward the attainment of our long-term strategic performance goals and the number of unvested options held by each individual at the time of the new grant. Stock options are generally granted upon the commencement of an officer's employment with the company and then subsequently at such times as the Board determines that additional incentive is warranted.

     In fiscal 1999, no options were granted to Mr. Hawk because the Board believed that his current equity position in excess of 20% of iGo's outstanding common stock is sufficient to motivate him to maximize long-term stockholder value.

SECTION 162(M)

     iGo has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers.
Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the named executive officers, unless compensation is performance-based. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

                                                  RESPECTFULLY SUBMITTED BY:

                                                  DARRELL BOYLE
                                                  PETER GOTCHER

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return for our common stock at December 31, 1999 since our initial public offering on October 14, 1999 to the cumulative return over such period of (i) The Nasdaq Stock Market - US Index and (ii) the Robertson Stephens ETAILDEX (and index of leading electronic commerce merchants). The graph assumes that $100 was invested on October 14, 1999 in iGo common stock and in each of the comparative indices, and that any dividends were reinvested. The graph further assumes that such amount was initially invested in iGo common stock at a price per share of $14.0625, the closing price on October 14, 1999. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                                          COMPARISON OF CUMULATIVE TOTAL RETURN

                                            [STOCK PRICE PERFORMANCE GRPAH]

----------------------------------------------------------------------------------------------------------------------------------
                                       OCTOBER 14, 1999       OCTOBER 29, 1999       NOVEMBER 30, 1999       DECEMBER 31, 1999
----------------------------------------------------------------------------------------------------------------------------------
iGo Corporation                            $100.00                $104.00                $136.90                  $64.34
----------------------------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market (U.S.)                 $100.00                $113.00                $121.20                 $168.00
----------------------------------------------------------------------------------------------------------------------------------
Robertson Stephens ETAILDEX                $100.00                $91.50                 $106.50                  $83.60
----------------------------------------------------------------------------------------------------------------------------------


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 1999, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement and the transactions described below.

     On July 30, 1999, we sold an aggregate of 850,572 shares of Series C preferred stock at a price per share of $6.82 to a group of private investors that included the following directors and 5% stockholders:

                                                               SHARES OF
                                                                SERIES C
     PURCHASER                                               PREFERRED STOCK
     ---------                                               ---------------
     Institutional Venture Partners VIII, L.P...............     568,608
     IVM Investment Fund VIII, LLC..........................      10,716
     Peter Gotcher..........................................       7,332
     Darrell Boyle..........................................      14,670
     John Mackall...........................................      26,400

     Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC, IVM Investment Fund VIII-A, LLC and IVP Founders Fund I, L.P. are affiliated entities and together are considered a greater than 5% stockholder. Peter Gotcher, one of our directors, is a venture partner of Institutional Venture Partners but does not have voting or dispository control over the shares held by the Institutional Venture Partners' entities. All shares of outstanding preferred stock were automatically converted into an identical number of shares of common stock upon the consummation of our initial public offering in October 1999.

     On July 16, 1999, we granted an option to purchase up to 142,662 shares of our common stock at an exercise price of $3.97 to Mick Delargy, our Senior Vice President, Finance and Business Development and Chief Financial Officer. In addition, on the same date we granted an option to purchase up to 60,000 shares of our common stock at an exercise price of $3.97 per share to Darrell Boyle, one of our non-employee directors. On August 30, 1999, we granted an option to purchase up to 142,662 shares of our common stock at an exercise price of $5.49 per share to Ken Stockman, then our Vice President and General Manager, E-Commerce. These options have a term of 10 years and may be exercised in whole or in part at any time. However, any shares purchased upon exercise of the options will be subject to a right of repurchase held by us in the event that the individual's relationship with us terminates prior to the lapse of our repurchase right. Our repurchase right on these shares will lapse ratably over a four-year period from approximately the date of grant. Mr. Stockman's option terminated unexercised upon the termination of his employment with iGo in March 2000.

     On January 4, 1999, we granted an option to purchase up to 240,000 shares of our common stock at an exercise price of $0.20 per share to Robert Bauer, then our Vice President, Sales and Marketing. This option had a term of 10 years and was exercisable in whole or in part at any time. However, any shares purchased upon exercise of the option were subject to a right of repurchase held by us in the event that the Mr. Bauer's relationship with us terminated prior to the lapse of our repurchase right. In connection with his resignation on December 30, 1999, we entered into a Settlement Agreement and Mutual Release with Mr. Bauer pursuant to which he exercised 60,000 shares of this option and we declined to exercise our repurchase rights as to such shares. On the date of his resignation, the shares as to which we waived our repurchase rights had an aggregate fair market value in excess of his exercise price of $528,000. All other shares originally subject to Mr. Bauer's option have reverted to our stock option plan reserve. Also under the Settlement Agreement, we agreed to pay Mr. Bauer a lump sum payment of $70,000 less applicable withholdings, to continue his health insurance coverage for a approximately six months following his resignation and to reimburse certain relocation costs.

     On June 1, 1999, we granted an option to purchase up to 52,250 shares of our common stock at an exercise price of $0.83 per share to Joe Bergeon, then our Chief Technology Officer. This option had a term of 10 years and was exercisable in whole or in part at any time. However, any shares purchased upon exercise of the option were subject to a right of repurchase held by us in the event that the Mr. Bergeon's relationship with us terminated prior to the lapse of our repurchase right. In connection with his resignation on February 29, 2000, we entered into a Settlement Agreement and Mutual Release with Mr. Bergeon pursuant to which he would have the right to exercise and retain 13,125 shares this option and we would decline to exercise our repurchase rights as to such shares. On the date of his resignation, the shares as to which we waived our repurchase rights had an aggregate fair market value in excess of his exercise price of $107,188. All other shares originally subject to Mr. Bergeon's option have reverted to our stock option plan reserve. Also under the Settlement Agreement, we agreed that for a period of approximately three months following his resignation we would continue to pay Mr. Bergeon's base salary and provide health insurance coverage.

     In connection with his resignation on March 1, 2000, we entered into a Resignation Agreement with Lou Borrego, our former Vice President of Operations, pursuant to which we waived our repurchase rights as to all but 46,259 shares acquired by Mr. Borrego upon exercise of stock options. These shares were repurchased for an aggregate of $6,919 have reverted to our stock option plan reserve. On the date of his resignation, the shares as to which we waived our repurchase rights had an aggregate fair market value in excess of his exercise price of $124,164. Also under the Resignation Agreement, we agreed to pay Mr. Borrego a lump sum payment of $27,500 less applicable withholdings.

     On January 4, 2000, we acquired CAW Products, Inc., d.b.a. Cellular Accessory Wherehouse, in a transaction in which Tom deJong, a principal shareholder of Cellular Accessory Wherehouse, received approximately $74,325 in cash and 21,678 shares of our common stock. Mr. deJong was subsequently elected to serve as iGo's Vice President, Channel Sales. In connection with the acquisition, a wholly owned subsidiary of ours entered into an Employment Agreement with Mr. deJong. The agreement has a term of two years, extendable to three years upon satisfaction of certain revenue requirements by the Cellular Accessory Wherehouse business in the twelve-month periods ending September 30, 2000 and 2001, respectively. Mr. deJong is entitled to a base salary of $138,000 and a minimum cash bonus of $5,000 per quarter during the first two years of the Agreement. He is eligible for additional cash bonuses based upon the attainment of certain gross margin targets by the Cellular Accessory Wherehouse business as well as Mr. deJong's establishment of new original equipment manufacturer relationships. Upon the commencement of his employment, Mr. deJong was granted an option to purchase 60,000 shares of our common stock at an exercise price of $7.5625 per share, which option becomes exercisable over a four-year period. The agreement provides that in the event that we terminate him without "cause" or induce him to resign "for good reason" (as both terms are described in the agreement), Mr. deJong will be entitled to receive salary continuation through the remainder of the original term of the agreement, subject to his continued compliance with the terms of various agreements with iGo. The agreement also provides for the reimbursement of certain relocation expenses incurred in connection with Mr. deJong's relocation to our Reno headquarters.

     On January 11, 2000, we acquired AR Industries, Inc., d.b.a. Road Warrior International, in a transaction in which Rod Hosilyk, a principal shareholder of Road Warrior International, received approximately $477,570 in cash and 177,760 shares of our common stock (inclusive of shares held in escrow on his behalf to secure certain indemnification obligations). Mr. Hosilyk was subsequently elected to serve as iGo's Vice President, Operations. In connection with the acquisition, a wholly owned subsidiary of ours entered into an Employment Agreement with Mr. Hosilyk. The agreement has a term of two years, subject to our right to extent the term to three years. Mr. Hosilyk is entitled to a base salary of $150,000 and eligible to participate in our incentive bonus program up to an aggregate bonus equal to 20% of his base salary per year. Upon the commencement of his employment, Mr. Hosilyk was granted an option to purchase 75,000 shares of our common stock at an exercise price of $7.00 per share, which option becomes exercisable over a four-year period. The agreement provides that in the event that we terminate him without "cause" (as that term is described in the agreement), he will be entitled to receive salary continuation through the remainder of the original term of the agreement, subject to his continued compliance with the terms of various agreements with iGo. The agreement also provides for the reimbursement of certain relocation expenses incurred in connection with Mr. Hosilyk's relocation to our Reno headquarters. Mr. Hosilyk is indebted to Road Warrior International (and, as a result of our ownership of Road Warrior following the acquisition, iGo) in the amount of approximately $140,000. This debt is due and payable on demand and bears no specified rate of interest.

     We have entered into indemnification agreements with each of our directors and officers. Such indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

     We believe that all the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including any loans from our company to our officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, our directors, executive officers, and any persons holding more than ten percent of our common stock are required to report their initial ownership of iGo's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Specific filing deadlines of these reports have been established and we are required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 1999. To the best of our knowledge, all of the filing requirements have been satisfied except that Mr. Borrego was late in filing a Form 4 to reflect his November 1999 stock option exercise. In making these statements, we have relied solely on written representations of our directors and executive officers and any ten percent holders and copies of the reports that they filed with the SEC.


                                  OTHER MATTERS

     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Mick Delargy, SECRETARY

     Dated:  April 21, 2000

                      THIS PROXY IS SOLICITED ON BEHALF OF THE
                                 BOARD OF DIRECTORS
                                   IGO CORPORATION
                         2000 ANNUAL MEETING OF SHAREHOLDERS


        The undersigned stockholder of iGo Corporation, a Delaware corporation,
P hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 24, 2000, and hereby
R appoints Ken Hawk and Mick Delargy, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf
O and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of iGo Corporation to be held on
X June 1, 2000, at 2:00 p.m., local time, at Residence Inn by Marriott located at 9845 Gateway Drive, Reno, Nevada 89511, and at any
Y adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

        CONTINUED AND TO BE SIGNED ON REVERSE SIDE                SEE
                                                                REVERSE
                                                                  SIDE

[X] Please mark votes as in this example.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

      1.  ELECTION OF DIRECTORS                  2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS
                                                 INDEPENDENT AUDITORS
NOMINEES: Ken Hawk, Darrell Boyle,
David Callard, Peter Gotcher

         FOR             WITHHELD                        FOR    AGAINST   ABSTAIN
         [ ]               [ ]                           [ ]      [ ]      [ ]

[ ]______________________________________
   For all nominees except as noted above
                                                  Signature:_______________________________ Date:_____________


                                                  Signature:_______________________________ Date:_____________


                                                  (This Proxy should be marked, dated, signed by the stockholder(s)
                                                  exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.)

                                      -1-